Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Equity Trust

We consent to the use of our report dated December 18, 2013, with respect to the financial statements of ClearBridge Equity Fund as of October 31, 2013, and our report dated January 17, 2014, with respect to the financial statements of ClearBridge Large Cap Growth Fund as of November 30, 2013, each a series of Legg Mason Partners Equity Trust, incorporated herein by reference and to the references to our firm under the headings “Additional Information about the Target Fund and Acquiring Fund – Financial Highlights”, “Appendix B – Agreement and Plan of Reorganization – Representations and Warranties” and “Appendix C – Financial Highlights of ClearBridge Large Cap Growth Fund” in the Proxy Statement/Prospectus on Form N-14.

/s/ KPMG LLP

New York, New York

August 8, 2014